EXHIBIT 10.44

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”), is made and entered into this 29th day of May, 2002, by and among American Chartered Bank, an Illinois banking association (“Bank”), Electric City Corp., a Delaware corporation (“Electric”), Switchboard Apparatus, Inc., a Delaware corporation (“Switchboard”), and Great Lakes Controlled Energy Corporation, a Delaware corporation (“Great Lakes”, collectively with Electric and Switchboard, “Borrowers” and each individually a “Borrower”).

R E C I T A L S

A.            Borrowers, now and from time to time hereafter, may request loans, advances, extensions of credit and/or other financial accommodations from Bank; and

B.            Bank has agreed to lend monies and/or make advances, extensions of credit or other financial accommodations to, on behalf of or for the benefit of Borrowers pursuant to the terms and conditions set forth herein.  Capitalized terms in this Agreement which are not otherwise defined shall have the meanings set forth in Section 2.

NOW THEREFORE, in consideration of any loan, advance, extension of credit and/or other financial accommodation at any time made by Bank to or for the benefit of Borrowers, and of the promises set forth herein, the parties hereby agree as follows:

1.             CREDIT FACILITIES.  Subject to and upon the terms and conditions herein set forth, Bank agrees to make available to Borrowers the following credit facilities:

1.1           Revolving Credit.

(a)   Borrowing Capacity.  Bank shall make available to Borrowers, a secured revolving credit facility (the “Revolving Credit”) with a maximum principal amount at any one time outstanding equal to the lesser of (i) $2,000,000.00 or (ii) the Borrowing Base.  The Revolving Credit shall be subject to all of the terms hereof, may be availed of by Borrowers from time to time, may be repaid by Borrowers and may be availed of by Borrowers again.

(b)   Revolving Note.  The Revolving Credit shall be evidenced by a Revolving Note of Borrowers (as amended from time to time, the “Revolving Note”).

(c)   Interest Rate.  All advances under the Revolving Credit shall bear interest (computed for the actual number of days elapsed on the basis of a 360-day year) until maturity (whether by lapse of time, acceleration or otherwise) at the Revolving Credit Interest Rate.

(d)   Interest and Principal Payments.  Borrowers shall jointly and severally make monthly payments of all accrued and unpaid interest under the Revolving Credit. The monthly interest payments shall be due on the first day of each month (commencing June 1, 2002) until April 1, 2003.  All outstanding principal and all accrued and unpaid interest under the Revolving Credit shall be due and payable on April 30, 2003.

(e)   Advances.  Borrowers shall give Bank notice prior to 2:00 p.m. (Chicago time) on the date it requests that any advance be made to it under the Revolving Credit.  The proceeds of each advance under the Revolving Credit shall be made available to Borrowers at the office of Bank.  As a condition of any advance under the Revolving Credit, Borrowers shall deliver to Bank such certifications and other materials as may be required by Bank including, without limitation, a current Borrowing Base certificate in a form satisfactory to Bank.

(f)    Unused Line Fee.  Borrowers shall pay to Bank an unused commitment fee on the average unused balance of the Revolving Credit at the per annum rate of 0.50% on the amount by which $2,000,000 exceeds the average principal amount of the Revolving Credit outstanding from time to time (computed on a daily basis.  This fee shall be payable on a quarterly basis and shall be due within 30 days following the end of each calendar quarter commencing June 30, 2002; provided, however, upon the maturity date of the Revolving Credit any fees due hereunder shall become immediately due and payable at maturity.

1.2           Term Loan.

(a)   Principal Amount; Term Note.  Bank shall provide to Borrowers a secured term loan in the amount of $400,000.00 (the “Term Loan”).  The Term Loan shall be evidenced by a term note of Borrowers (as amended from time to time, the “Term Note”).

(b)   Interest Rate.  The Term Loan shall bear interest (computed for the actual number of days elapsed on the basis of a 360-day year) at the Term Interest Rate.

(c)   Interest and Principal Payments.  Borrowers shall jointly and severally make equal consecutive monthly principal installments of $8,500.00, plus monthly payments of all accrued and unpaid interest.  The monthly principal and interest payments shall be due on the first day of each month (commencing June 1, 2002) until April 1, 2004.  A final payment of all outstanding principal and all accrued and unpaid interest shall be due and payable on April 30, 2004.

(d)   Prepayment.  Borrowers may prepay amounts outstanding under the Term Loan, in whole or in part, from time to time as Borrowers may desire in the minimum amount of $10,000 or an integral multiple thereof, without penalty.  Borrowers shall give Bank one business day’s notice prior to such repayment.

1.3           Mortgage Loan.

(a)   Principal Amount; Mortgage Note.  Bank shall provide to Borrowers a mortgage loan (the “Mortgage Loan”) in the amount of $735,000.00.  The Mortgage Loan shall be evidenced by a Mortgage Note of Borrowers (as amended from time to time, the “Mortgage Note”).

(b)   Interest Rate.  The Mortgage Loan shall bear interest (computed for the actual number of days elapsed on the basis of a 360-day year) at the Mortgage Loan Interest Rate.

(c)   Interest and Principal Payments.  Borrowers shall jointly and severally make equal consecutive monthly principal installments of $3,000.00, plus monthly payments of all accrued and unpaid interest.  The monthly principal and interest payments shall be due on the first day of each month (commencing June 1, 2002) until April 1, 2004.  A final payment of all outstanding principal and all accrued and unpaid interest shall be due and payable on April 30, 2004.

(d)   Prepayment.  Borrowers may prepay amounts outstanding under the Term Loan, in whole or in part, from time to time as Borrowers may desire in the minimum amount of $10,000 or an integral multiple thereof, without penalty.  Borrowers shall give Bank one business day’s notice prior to such prepayment.

1.4           Late Charge.  Bank may, at its sole option, assess a late charge equal to 5.0% of the amount of any delinquent payment which is not received within 5 days after such payment is due to cover the additional expense involved in handling such payment, which charge shall constitute additional indebtedness, payable in immediately available funds on demand.

1.5           Security.  As security for the payment of the Revolving Credit, the Term Loan and the Mortgage Loan, Borrowers have concurrently herewith granted to Bank a first security interest in all assets of Borrowers including, but not limited to, all of Borrowers’ accounts receivable, inventory, equipment, trademarks, general intangibles, insurance and the proceeds therefrom and any and all other assets and property (real and personal) of Borrowers, wherever located, and all the products and proceeds therefrom, whether now existing or hereafter acquired, including a first priority mortgage and assignment of rents on the land and building located at the Property.

1.6           Lockbox.  All checks, monies, drafts and proceeds of Collateral shall, at Bank’s option, be collected through a lock box or be immediately deposited in kind by Borrowers in a depository account in Bank’s name.  Upon request of Bank, all proceeds deposited in such lock box or depository account shall be applied to the outstanding principal balance of the credit facilities hereunder one business day after receipt of such payment.  Each Borrower shall execute any agreements or instruments necessary, in Bank’s discretion, to effect the foregoing.

2.             DEFINED TERMS.

2.1           Affiliate.  The term “Affiliate” shall mean any person, firm, corporation or entity (herein collectively called a “Person”) directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person.  A Person shall be deemed to control another Person for the purposes of this definition if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.  Notwithstanding anything to the contrary, the term “Affiliate” shall not include EP Power Finance, L.L.C., Newcourt Capital USA, Inc., Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P., Duke Capital Partners, LLC, and Joe Marino.

2.2           Borrowing Base.  The term “Borrowing Base” shall mean (i) 70% of the face amount of Eligible Receivables of Electric, and (ii) 80% of the face amount of Eligible Receivables of Switchboard and Great Lakes.  The Borrowing Base shall be computed only as against and on so much of the Eligible Receivables as are included in the certifications or other appropriate evidence, in the Bank’s sole discretion, from time to time furnished by Electric and Switchboard to Bank pursuant hereto.  Notwithstanding anything to the contrary, the Eligible Receivables of Great Lakes shall not be included in the Borrowing Base until Bank receives the field exam results for Great Lakes and Bank is satisfied with such results, in its sole discretion.

2.3           Collateral.  The term “Collateral” shall mean all property (personal and real) from time to time subject to the security interest granted to Bank pursuant to the Loan Documents.

2.4           Current Assets.  The term “Current Assets” shall mean the sum of all cash and cash equivalents, accounts, inventory and income tax refunds due and all other assets considered current in accordance with generally accepted accounting principles.

2.5           Current Liabilities.  The term “Current Liabilities” shall mean all accounts payable, all accrued and unpaid liabilities due and payable within 12 months, all promissory notes or the portions thereof due and payable within 12 months, all accrued and unpaid income or taxes, and all other liabilities considered current in accordance with generally accepted accounting principles.

2.6           Eligible Receivables.  The term “Eligible Receivables” shall mean an Account (as defined in the Uniform Commercial Code from time to time in effect in the State of Illinois) arising out of the sale of inventory or the rendering of services in the ordinary course of Electric and Switchboard’s business less any discounts, credits, allowances and reserves for returns in accordance with industry custom and practice and generally accepted accounting principles consistently applied, which meets the following requirements at all times:  (a) it is evidenced by an invoice rendered to the account debtor thereunder and is due and payable within 90 days after the date of the invoice; (b) it is not outstanding for more than 90 days after the date of the invoice therefore; (c) it is not subject to any assignment, claim, lien, security interest or encumbrance whatsoever, other than the perfected security interest of Bank; (d) it is a valid, legally enforceable and unconditional obligation of the account debtor thereunder, and is not subject to set off, counterclaim, credit, allowance (other than trade allowances granted in the ordinary course of business) or adjustment by the account debtor thereunder and such account debtor has not refused to accept and/or has not returned or offered to return any of the inventory which is subject of such Account or, in the case of services rendered, has not contested the adequacy of services which is the subject of the Account; (e) there are no proceedings or actions which are then threatened or pending against the account debtor or any other facts or circumstances, as reasonably determined by Bank, which might result in any material adverse change in the account debtor’s financial condition or in its ability to pay any account in full; (f) the account debtor is not a director, officer, employee, agent or Affiliate of Borrower; (g) the account debtor is a resident or citizen of and is located within the United States of America or has established a letter of credit to support the purchase of inventory or services of Electric on terms acceptable to Bank in its sole discretion; (h) it does not arise out of a contract or order which, by its terms, forbids or makes void or unenforceable the assignment by Electric to Bank of the Account arising with respect thereto; (i) it is not an Account of an account debtor, 25% or more of the Accounts of such account debtor have been outstanding for more than 90 days following the invoice date therefor; (j) it is not an Account arising from inventory sold on consignment, “sale on approval” or “sale or return”; and (k) is not an Account with respect to which the State in which the account debtor thereof is located requires the applicable Borrower, as a condition precedent to commencing litigation in such State, to either (A) obtain a certificate of qualification to do business in such State or (B) file a notice of business activity in such State, unless (1) the applicable Borrower has taken all such required actions, (2) such failure may, in the Bank’s sole discretion, be cured retroactively, or (3) in Bank’s sole discretion, the applicable Borrower is exempt from such requirements.  Any Account which is at any time an Eligible Receivable, may cease to be an Eligible Receivable if, at any time, it fails to satisfy any of the requirements of this Section.

2.7           Environmental Laws.  The term “Environmental Laws” shall mean any applicable federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, licenses or permits of any governmental authorities relating to environmental matters including, but not limited to, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (and any amendments or extensions thereof), and the Toxic Substances Control Act.

2.8           Event of Default.  The term “Event of Default” shall have the meaning assigned to it in Section 6.1.

2.9           Liabilities.  The term “Liabilities” shall mean all obligations and liabilities of Borrowers to Bank howsoever arising, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, credited, incurred, owing and however arising under this Agreement, the other Loan Documents or otherwise.

2.10         Loan Documents.  The term “Loan Documents” shall mean this Agreement, the Notes, the Mortgage, and all other documents, instruments and agreements in connection with the Loans, as the same are hereafter amended from time to time.

2.11         Loans.  The term “Loans” shall mean the Revolving Credit, the Term Loan and the Mortgage Loan, as the same are hereafter amended from time to time.

2.12         Mortgage Loan Interest Rate.  The term “Mortgage Loan Interest Rate” shall mean the variable per annum rate determined by adding 0.5% to the Prime Rate from time to time in effect and after an Event of Default or maturity (whether by lapse of time, acceleration or otherwise) until paid in full, the variable per annum rate determined by adding 3.5% to the Prime Rate from time to time in effect.

2.13         Net Working Capital.  The term “Net Working Capital” shall mean the sum of the excess of the Current Assets of the Borrowers over the Current Liabilities of Borrowers.

2.14         Notes.  The term “Notes” shall mean the Revolving Note, the Term Note and the Mortgage Note as the same are hereafter amended from time to time.

2.15         Payables Report.  The term “Payables Report” shall mean a monthly report that includes, as of the last business day of the preceding calendar month, an aged trial balance of Borrowers’ accounts payable, a listing of the names and addresses of all applicable account creditors and such other information as may be required by Bank.

2.16         Prime Rate.  The term “Prime Rate” shall mean the rate at any time and from time to time most recently announced or published by The Wall Street Journal, Midwest Edition.

2.17         Property.  The term “Property” shall mean the real property located at 1280 Landmeier Road, Elk Grove Village, Illinois 60007.

2.18         Receivables Report.  The term “Receivables Report” shall mean a monthly report that includes, as of the last business day of the preceding calendar month, an aged trial balance of Accounts, the invoice date thereof, a listing of the names and addresses of all applicable account debtors, an indication as to which Accounts listed therein do not qualify as Eligible Receivables hereunder and such other information as may be required by Bank.

2.19         Revolving Credit Interest Rate.  The term “Revolving Credit Interest Rate” shall mean the variable per annum rate determined by adding 0.25% to the Prime Rate from time to time in effect and after an Event of Default or maturity (whether by lapse of time, acceleration or otherwise) until paid in full, the variable per annum rate determined by adding 3.25% to the Prime Rate from time to time in effect.

2.20         Tangible Net Worth.  The term “Tangible Net Worth” shall mean the sum of the excess of total assets of Borrowers over total liabilities of Borrowers.  For purposes hereof, total assets and total liabilities shall each be determined in accordance with generally accepted accounting principles consistently applied, deducting, however, from the determination of total assets, all prepaid expenses and all assets which would be classified as intangible assets under generally accepted accounting principles including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges (such as unamortized debt discount and expense, organization costs and deferred research and development expense) and similar assets and excluding therefrom the write-up of assets above cost and any and all assets created by loans to shareholders, directors, officers, employees and agents of Borrowers or Affiliates of Borrowers.

2.21         Term Interest Rate.  The term “Term Interest Rate” shall mean the variable per annum rate determined by adding 0.5% to the Prime Rate from time to time in effect and after an Event of Default or maturity (whether by lapse of time, acceleration or otherwise) until paid in full, the variable per annum rate determined by adding 3.5% to the Prime Rate from time to time in effect.

3.             CONDITIONS OF BORROWING.  Notwithstanding any other provision of this Agreement, Bank shall not be required to disburse or make (and may cease to make available) all or any portion of the Loans if any of the following conditions shall have occurred:

3.1           Loan Documents.  Borrowers shall have failed to execute and/or deliver to the Bank any of the following Loan Documents, all of which must be satisfactory to the Bank and the Bank’s counsel in form, substance and execution:

(a)   Loan Agreement.  This Agreement executed by Borrowers.

(b)   Revolving Note.  The Revolving Note executed by Borrowers.

(c)   Term Note.  The Term Note executed by Borrowers.

(d)   Mortgage Note.  The Mortgage Note executed by Borrowers.

(e)   Mortgage.  The Mortgage, Security Agreement, Assignment of Rents, and Leases and Fixture Filings dated as of the date of this Agreement, executed by Electric (the “Mortgage”).

(f)    Environmental Indemnity Agreement.  The Environmental Indemnity Agreement dated as of the date of this Agreement, executed by Borrowers.

(g)   Collateral Assignment of Leases - Switchboard.  The Collateral Assignment of Leases dated as of the date of this Agreement, executed by Switchboard and Broadview Property Partnership, an Illinois general partnership.

(h)   Collateral Assignment of Leases.  The Collateral Assignment of Leases dated as of the date of this Agreement, executed by Great Lakes and Eugene Borucki and Denis Enberg.

(i)    Security Agreements.  The Security Agreements dated as of the date of this Agreement, executed by each of the Borrowers (the “Security Agreements”).

(j)    Landlord Lien Waivers.  Those certain Landlord Lien Waivers from all landlords who lease real property to Borrowers.

(k)   Additional Documents.  Such other financial statements, schedules, notes, agreements and other documents which are provided for hereunder or which the Bank shall request.

3.2           Event of Default.  Any Event of Default, or any event which, with notice or lapse of time, or both, would constitute an Event of Default, shall have occurred and be continuing.

3.3           Adverse Changes.  A material adverse change in the financial condition or affairs of the Borrowers, as determined in the Bank’s sole discretion, shall have occurred.

3.4           Litigation.  Any litigation or governmental proceeding shall have been instituted against any Borrower which in the discretion of the Bank, reasonably exercised, adversely affects the financial condition or continued operation of any Borrower.

3.5           Representations and Warranties.  Any representation or warranty of the Borrowers’ contained herein or in any Loan Document shall be untrue or incorrect in any material respect.

3.6           Bank’s Attorneys’ Fees.  The Borrowers have not paid to Horwood Marcus & Berk Chartered (“HMB”), Bank’s legal counsel, HMB’s legal fees and expenses incurred in connection with the Loans, payable on or before the execution of this Agreement by the Bank.

3.7           Due Diligence.  Bank shall have completed its due diligence and is not satisfied with the results thereof, in its sole discretion.  Such due diligence includes, but is not limited to, an appraisal on the Property and field exam.

4.             REPRESENTATIONS AND WARRANTIES OF BORROWERS.  As of the date hereof (and as of the date of each advance hereunder) Borrowers represent and warrant to Bank as follows:

4.1           Organization; Ownership of Borrowers.  Each Borrower is an entity duly formed, validly existing and in good standing under the laws of the state in which such Borrower is incorporated/formed and is duly qualified and licensed to do business and is in good standing as a foreign corporation in all other jurisdictions where the character of its properties or the nature of its activities makes such qualification necessary, except where not being qualified or licensed to do business in a jurisdiction does not have a material adverse effect.  Except as provided for on Schedule 4.1, Borrowers own no capital stock of any corporation or any interest in any partnership, joint venture or other entity.  Schedule 4.1 sets forth each Borrower’s state issued organizational identification number, the legal and beneficial owners of the issued and outstanding capital stock/interests of Switchboard and Great Lakes and the amount and type of capital stock held by each such person.  Schedule 4.1(A) sets forth the amount of capital stock held by each of the officers and directors of Electric and the shareholders known to Electric to own 5% or more of the capital stock of Electric.  Except as provided for on Schedule 4.1(A), there are no options, warrants or other rights of any individual or entity to acquire any interest in any Borrower or Borrower’s capital stock.  The exact legal name and state of incorporation/formation of each Borrower is as set forth in the preamble of this Agreement, and Borrowers currently do not conduct, nor have they in the last five years conducted, business under any other name or trade name, except as set forth on Schedule 4.1.

4.2           Duties and Nature of Obligations.  Borrowers are authorized to execute, deliver and perform all of their duties and obligations under the Loan Documents, and upon the execution and delivery of the Loan Documents, such documents shall constitute the legal, valid and binding obligations of Borrowers, enforceable in accordance with their respective terms, except to the extent the same are limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles.  Except as provided for on Schedule 4.2, the execution and delivery of the Loan Documents by Borrowers and the performance by Borrowers of the obligations under the Loan Documents do not constitute the breach of any provision contained in Borrowers’ articles of incorporation, shareholder agreement or bylaws or any agreement to which any Borrower is now a party or by which its assets are bound and do not violate any applicable order, decree, restriction, regulation or law.

4.3           Liens and Encumbrances.  Except as set forth on Schedule 4.3 and other than security interests in favor of Bank, each Borrower is lawfully possessed and the sole owner of its assets free and clear of any security interest, lien or encumbrance of any kind or character, legal or equitable.

4.4           Licenses.  Borrowers have and are current and in good standing with respect to all approvals, permits, licenses, certificates, inspections, consents and franchises necessary to conduct their business as heretofore conducted by them and to own or lease and operate the properties now owned or leased by them.

4.5           Taxes.  Each Borrower has duly filed all federal, state and other tax returns which are required by law to be filed by it and has paid all taxes and assessments payable by it, which have become due, except for tax returns for which such Borrower has secured extensions to file, except for those contested in good faith and adequately disclosed and fully provided for on the consolidated financial statements of such Borrower in accordance with generally accepted accounting principles.  Each Borrower has at all times paid, or has provided adequate reserves to for the payment of, all United States federal, state and other income taxes applicable for all prior fiscal years and for the current fiscal year to date.  Borrowers have not entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of any Borrower, and Borrowers are not aware of any circumstances that would cause the taxable years or other taxable periods of any Borrower not to be subject to the normally applicable statute of limitations.

4.6           Litigation.  Except as set forth on Schedule 4.6, there is no litigation or any governmental proceeding pending, nor to the knowledge of any Borrower threatened,

against any Borrower which, if adversely determined, would result in any adverse change in the financial condition, business, operations or properties of any Borrower.

4.7           Financial Statements.  Each balance sheet, profit and loss statement and statement of cash flows and each interim financial statement heretofore furnished to Bank by Borrowers reflects the financial condition of Borrowers as of the date thereof and the results of operations of Borrowers for the period covered thereby in accordance with generally accepted accounting principles in effect from time to time.  Borrowers have no contingent liabilities which are material to them other than as indicated on said financial statements and since the date of such financial statements there has been no material adverse change in the financial condition, properties, business or operations of Borrowers.

4.8           Collateral.  All of the Collateral is currently located and maintained at the location(s) set forth on Schedule 4.8 and has been located at such location(s) for the 4-month period ending as of the date hereof, or in the case of collateral acquired by Borrowers during the 4-month period ending as of the date hereof, for the entire time such collateral has been in the possession of Borrowers.

4.9           ERISA.  Each Borrower is in compliance in all material respects with the Employee Retirement Income Security Act of 1974 (“ERISA”) to the extent applicable to it and has received no notice to the contrary from the Pension Benefit Guaranty Corporation (“PBGC”) or any other governmental entity or agency; and, except as to the “Union Plan” (as defined below), each Borrower would have no liability to PBGC in respect of unfunded employee benefit plan liabilities if all employee benefit plans covering any of the officers or employees of any Borrower were terminated as of the date hereof.  With respect to the “Union Plan,” Electric and Switchboard contribute $1.00 per hour for each hour worked by eligible Unit Assemblers into a defined contribution pension plan (the “Union Plan”) established between the Electrical Contractors Association and Local No. 134, International Brotherhood of Electrical Workers.  Eligible Unit Assemblers are those who have two or more years of service with Electric or Switchboard or who have combined service of three or more years with companies whose similar employees are represented by Local No. 134.  Borrowers have made all required contributions to the Union Plan.

4.10         Burdensome Contracts with Affiliates.  Except as provided for on Schedule 4.10, Borrowers are not a party to any contract, agreement, lease or business arrangement with an Affiliate on terms and conditions which are less favorable to Borrowers than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

4.11         Environmental.  Borrowers’ business operations and the ownership, use, maintenance and operation of their businesses and property (personal and real) have been, at all times, in material compliance with all Environmental Laws.

4.12         Compliance with Law.  Borrowers are in compliance with all laws, rules and regulations, determinations of any arbitrator, court or any federal, state or local government or other political subdivision thereof exercising executive, legislative, judicial, regulatory or administrative functions in the United States and all other countries and jurisdictions.

4.13         True and Complete Disclosure.  All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Borrowers to Bank for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Person to Bank hereunder will be true and accurate in all material respects on the date as of which such information is provided and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.  There is no fact known to any Borrower which could reasonably be expected to have a material adverse effect, which has not been disclosed herein or in such other documents, certificates and statements furnished to Bank for use in connection with the transactions contemplated hereby.

4.14         Margin Regulations.  Neither the making of any of the Loans hereunder, nor the use of proceeds thereof, will violate the provisions of Regulation T, U or X of the Board of Governor of the Federal Reserve System and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock (as defined in Regulation U) or to extend credit for the purpose of purchasing or carrying any Margin Stock.

4.15         Labor Relations.  Borrowers are not engaged in any unfair labor practice that could reasonably be expected to have a material adverse effect on the businesses of any Borrower.  There are (i) no unfair labor practice complaint pending against any Borrower or, to the best knowledge of Borrowers, threatened against any of them, before the National Labor Relations Board nor, to the best knowledge of Borrowers, is there any basis for such complaint, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Borrower or, to the best knowledge of Borrowers, threatened against any Borrower, (ii) no strike, labor dispute, slowdown or stoppage pending against any Borrower or, to the best knowledge of Borrowers, threatened against any of them and (iii) no union representation question existing with respect to the employees of any Borrower and, to the best knowledge of Borrowers, no union organizing activities are taking place, except with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate, such as could not reasonably be expected to have a material adverse effect on the businesses of any Borrower.

5.             COVENANTS OF BORROWERS.  Each Borrower agrees that, so long as any amount remains unpaid on the Notes or any credit is available to or in use by Borrowers hereunder or any fees or other amounts payable by Borrowers to Bank hereunder remains unpaid:

5.1           No Liens or Encumbrances.  Except as provided for on Schedule 4.3, Borrowers will not pledge, mortgage or otherwise encumber, or permit to exist any lien, security interest or charge upon, any assets or property of any kind or character at any time owned by any Borrower without the prior written consent of Bank; provided, however, that nothing contained in this Section shall operate to prevent liens, pledges or deposits in connection with workmen’s compensation, taxes, assessments, statutory obligations or other similar charges, provided in each case that the obligation or liability arises in the ordinary course of business and is not overdue, or if overdue, is being contested in good faith by appropriate proceedings.

5.2           Maintain Licenses.  Each Borrower will maintain and keep in force and effect all licenses and permits necessary to conduct its business and will, upon request of Bank, furnish to Bank evidence of renewal of any and all licenses and permits within 30 days prior to the expiration thereof.

5.3           No Other Indebtedness.  No Borrower will issue, incur, assume, create or have outstanding any indebtedness for borrowed money (including, without limitation, any indebtedness representing the deferred purchase price of property, any liability in respect of banker’s acceptances or letters of credit, any indebtedness, whether or not assumed, secured by liens on property acquired by such Borrower at the time of the acquisition thereof or the liability of such Borrower under any leases which should be capitalized under generally accepted accounting principles) in an amount greater than $75,000.00 without the prior written consent of Bank; provided, however, that the foregoing provisions shall not restrict nor operate to prevent (a) the indebtedness of such Borrower owing to Bank, (b) trade indebtedness incurred by such Borrower in the ordinary course of business, or (c) indebtedness fully subordinated to Bank on terms and conditions acceptable to Bank in its sole discretion.

5.4           Payment of Taxes.  Borrowers will duly pay and discharge all taxes, rates, assessments, fees and governmental charges upon or against them or against their properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings.

5.5           Notice of Litigation.  Borrowers shall notify Bank within 10 days after (a) becoming aware of any facts or circumstances (other than trade payables and other liabilities arising in the ordinary course of any Borrower’s business) which involve an aggregate liability of any Borrower in excess of $25,000 in excess of the amount, if any, covered by any insurance policy of such Borrower or which, if adversely determined, would otherwise result in any material adverse change in the financial condition, properties, business or operations of any Borrower or (b) receiving any notice of an actual or threatened claim, litigation or governmental proceeding against any Borrower which involves an aggregate liability of any Borrower in excess of $25,000 in excess of the amount, if any, covered by any insurance policy of such Borrower or which, if adversely determined, would otherwise result in any material adverse change in the financial condition, properties, business or operations of such Borrower.

5.6           Use of Proceeds.  Proceeds from the Revolving Credit shall be used to finance the working capital and general business needs of Borrowers.  Proceeds from the Term Loan shall be used to refinance the existing indebtedness from Electric’s acquisition of Switchboard.  Proceeds from the Mortgage Loan shall be used to refinance the Property and improvements thereto.

5.7           Financial Reports.  Borrowers shall maintain a standard and modern system of accounting in accordance with generally accepted accounting principles consistently applied, shall furnish to Bank and its duly authorized representatives such information respecting the business and financial condition of Borrowers as Bank may reasonably request from time to time, and shall permit Bank from time to time during business hours to examine, inspect, make extracts from books and records of Borrowers (whether at Borrowers’ place of business or elsewhere) and make such other investigations as Bank may deem necessary or appropriate.  Each Borrower shall furnish to Bank:

(a)   As soon as available, and in any event within 15 days following the final day of each calendar month, (A) a Borrowing Base certificate in form and substance reasonably satisfactory to Bank (i) certifying that such Borrower has complied with all of the terms of this Agreement and the Loan Documents and that all representations and warranties in this Agreement and the Loan Documents remain true and correct as of the date thereof, (ii) certifying that no Event of Default has occurred or is continuing as of the date thereof and no condition exists that with notice or the passage of time or both would constitute an Event of Default and (iii) showing, in reasonable detail satisfactory to Bank, computations supporting the calculation of the Borrowing Base as of the last day of such calendar month, (B) a Receivables Report and (C) a Payables Report, each certified to Bank by such Borrower’s chief executive officer or chief financial officer; and

(b)   As soon as available, and in any event within 90 days after the close of each fiscal year of Borrower, the balance sheet, profit and loss statement and statement of cash flows of such Borrower for such fiscal year, all as prepared and audited by BDO Seidman, LLP, or by another independent certified public accountant selected by such Borrower and satisfactory to Bank and certified to Bank by such Borrower’s chief executive officer or chief financial officer; and

(c)   As soon as available, and in any event within 15 days following the final day of each calendar month, the balance sheet, profit and loss statement and statement of cash flows of Borrower for such month, all as prepared by Borrower’s management and certified to Bank by Borrower’s chief executive officer or chief financial officer.

5.8           Plant, Properties, Equipment and Collateral.  Each Borrower will maintain, preserve and keep its properties and equipment in good repair, working order and condition and will from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained.  All Collateral will be located and maintained at the locations set forth in Schedule 4.8 and at no other place or location, except for inventory sold in the ordinary course of business.  Each Borrower shall deliver to Bank such UCC Financing Statements, mortgages, assignments, filings, recordations, notices, and other documents as are required by Bank, in its reasonable discretion, in connection with the maintenance and perfection of Bank’s security interest in the Collateral.  Schedule 5.8 sets for a true and complete list of each lease of real property by any each Borrower and warehouse where goods of each Borrower are stored.

5.9           Proceeds of Sale, Loss, Destruction or Condemnation of Collateral.  Except for dispositions of Collateral not prohibited hereunder or under the other Loan Documents, to the extent the Collateral is sold, lost, destroyed or taken by condemnation, each Borrower shall immediately pay to Bank, as and when received by a Borrower, a sum equal to the net cash proceeds (including insurance payments) received by such Borrower from such sale, loss, destruction or condemnation for application to any Liabilities, and thereafter any excess will be transferred to such Borrower’s operating account at Bank. Notwithstanding the foregoing, with Bank’s prior consent, which consent shall not be unreasonably withheld, such proceeds shall not be applied in repayment of any Liabilities so long as (i) such proceeds are used to repair or replace such sold, lost, destroyed or condemned Collateral with Collateral of comparable value and usefulness in the operation of the applicable Borrower’s business within six months following such disposition; (ii) no Event of Default has occurred and is then continuing; (iii) the applicable Borrower has delivered notice to Bank of the occurrence of the sale, loss, destruction or condemnation, the projected effect on the applicable Borrower’s business and the applicable Borrower’s proposed use of the proceeds within 30 days of such disposition; (iv) such loss, sale, destruction or condemnation has not resulted in a material adverse effect, as determined in Bank’s sole discretion; and (v) the use of the proceeds would not result in an Event of Default under this Agreement or the other Loan Documents.

5.10         Notice of Event of Default.  Promptly after knowledge thereof shall have come to the attention of either of Jeffrey Mistarz, Greg Rice or John Mitola, and in any event within three days of such knowledge, Borrowers shall provide to Bank written notice of the occurrence of any Event of Default or the existence of any condition which would, with notice or the passage of time or both, constitute an Event of Default.

5.11         Compliance With Bank Regulatory Requirements.  Upon demand by Bank, Borrowers shall reimburse Bank for Bank’s additional costs and/or reductions in the amount of principal or interest received or receivable by Bank if at any time after the date of this Agreement any law, treaty or regulation or any change in any law, treaty or regulation or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over Bank or the Loans, whether or not having the force of law, shall impose, modify or deem applicable any reserve and/or special deposit requirement against or in respect to assets held by or deposits in or for the account of the Loans by Bank or impose on Bank any other condition with respect to this Agreement or the Loans, the result of which is to either increase the cost to Bank of making or maintaining the Loans or to reduce the amount of principal or interest received or receivable by Bank with respect to the Loans.  Said additional costs and/or reductions will be those which directly result from the imposition of such requirement or condition on the making or maintaining of the Loans.  Notwithstanding the foregoing, Borrowers shall not be required to pay any such additional costs which occur because of Bank’s gross negligence and/or willful misconduct.

5.12         Insurance.  Each Borrower will insure and keep insured, with insurance companies reasonably satisfactory to Bank, all tangible property owned directly or indirectly by such Borrower which is of a character usually insured by entities similarly situated and operating like properties and as may otherwise be required by Bank; and will insure such other hazards and risks (including employers’ and public liability risks) with insurance companies acceptable to Bank to the extent usually insured by entities similarly situated in conducting similar businesses and as may otherwise be required by Bank.  Borrowers will cause Bank to be named as a lender’s loss payee and additional named insured on all such insurance policies and shall cause all such policies to contain a prohibition against cancellation, modification or amendment without 30 days prior written notice to Bank and, at the request of Bank, collaterally assign such insurance to Bank as additional security for the Liabilities.  Each Borrower will deliver to Bank, upon the signing of this Agreement and, at the request of Bank from time to time hereafter, a certificate evidencing such Borrower’s compliance with its obligations hereunder and/or a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

5.13         Access to Facilities and Equipment.  Bank shall have the right, from time to time, upon reasonable notice to any Borrower and during normal business hours, to inspect, examine and make investigations of such Borrower’s facilities and the Collateral.

5.14         Mergers, Consolidations and Sales.  Borrowers will not sell, lease or otherwise dispose of all or a substantial part of their tangible properties or assets except for sales of inventory in the ordinary course of business, sell or discount any of their loans, or consolidate or be a party to a merger, business combination or other reorganization with any other Person.  The term “substantial” as used herein shall mean the aggregate amount of 10% or more, in any calendar year, of the property and assets of any Borrower.

5.15         ERISA.  Borrowers shall (a) promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a lien against any of its properties or assets, (b) shall promptly notify Bank of the occurrence of any reportable event (as defined in ERISA) which might result in the termination by the PBGC of any employee benefit plan covering any officers or employees of any Borrower, any benefits of which are, or are required to be, guaranteed by PBGC (a “Plan”) or of receipt of any notice from PBGC of its intention to terminate or withdraw from any Plan and (c) shall not terminate any such Plan or withdraw therefrom unless it shall be in compliance with all of the terms and conditions of this Agreement after giving effect to any liability to PBGC resulting from such termination or withdrawal.

5.16         Burdensome Contracts with Affiliates.  Borrowers will not enter into any contract, agreement, lease or business arrangement with an Affiliate on terms and conditions which are less favorable to Borrowers than would be usual and customary in similar contracts, agreements or business arrangements between persons not affiliated with each other.

5.17         Environmental.  Borrowers’ business operations and the ownership, use, maintenance and operation of its businesses and property (personal and real) will, at all times, be in material compliance with all Environmental Laws.

5.18         Operating Accounts.  Each Borrower shall maintain all of its operating, cash management, depository, payment and investment accounts with Bank and shall collectively maintain balances in such accounts as are necessary to compensate Bank for any service charges on such accounts.  Each Borrower shall deposit into such accounts all amounts necessary to pay any service charges payable to Bank immediately following notice from Bank of the amount by which such service charges exceed the balance in such accounts.  Each Borrower grants Bank the right to debit such Borrower’s accounts for all monthly payments of principal and interest and service charges due and payable to Bank.

5.19         Restricted Payments.  No Borrower will during any fiscal year (a) directly or indirectly purchase, redeem or otherwise acquire or retire any interest of any stockholder of such Borrower; or (b) make or declare any partial or full liquidating distributions to any stockholder of such Borrower with respect to such stockholder’s interest in such Borrower.  No Borrower shall make or declare non-liquidating distributions to such Borrower’s shareholders payable in cash.

5.20         Tangible Net Worth.  Borrowers Tangible Net Worth shall not at any time be less than $4,500,000.00.

5.21         Net Working Capital.  Borrowers Net Working Capital shall not at any time be less than $3,250,000.00.

5.22         Financial Covenant Certificate.  As soon as available, and in any event within 15 days after the close of each calendar month of Borrowers, Borrowers shall deliver to Bank a certificate in form and substance satisfactory to Bank, certified to Bank by each Borrower’s chief executive officer or chief financial officer and showing a computation of all financial covenants contained herein.

5.23         Name, Organization Changes.  No less than 30 days prior to the effective date thereof, Borrowers will immediately notify Bank in writing of any change in the name, type of organization, organizational identification number, or jurisdiction of organization of any Borrower or the use of any assumed name by any Borrower.  Borrowers shall execute and deliver to Bank any and all financing statements and other documents requested by Bank in connection therewith prior to any name change.

6.             EVENTS OF DEFAULT; REMEDIES

6.1           Events of Default.  The occurrence of any one of the following shall constitute an “Event of Default” hereunder:

(a)   Default in the payment of any principal on the Notes when due, whether at the stated maturity thereof or at any other time provided for therein or in this Agreement or in the payment when due of interest on the Notes or of any fee, charge or other payment payable by Borrowers under the Notes, this Agreement or any of the Loan Documents when due;

(b)   Default in the observance or performance of any other provision of this Agreement or the other Loan Documents which is not cured within 10 days following the occurrence thereof;

(c)   Default shall occur under any other evidence of indebtedness for money borrowed, issued, assumed or guaranteed by any Borrower or under any indenture, agreement or other instrument under which the same may be issued which involves or could involve an aggregate amount in excess of $100,000.00, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such indebtedness;

(d)   Any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $100,000.00 over the amount covered by insurance shall be entered or filed against any Borrower or against any of their respective properties or assets and remains unvacated, unbonded, unstayed or unpaid for a period of 30 days;

(e)   Any representation or warranty made by any Borrower in this Agreement or the other Loan Documents or any statement or certificate furnished pursuant hereto or thereto is untrue;

(f)    Any Borrower becomes insolvent or bankrupt, or bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or laws for the relief of debtors are instituted against any Borrower of the Liabilities and are not dismissed within 30 days after such institution or a decree or order for the appointment of a trustee or receiver for any Borrower of the Liabilities for the major part of their respective properties is entered by a court of competent jurisdiction and the trustee or receiver appointed pursuant to such decree or order is not discharged within 30 days after such appointment;

(g)   Any Borrower shall institute bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or laws for the relief of debtors or shall consent to the institution of such proceedings against it by others or to the entry of any decree or order adjudging such Borrower bankrupt or insolvent or approving as filed any petition seeking reorganization under any bankruptcy or similar law or shall apply for or shall consent to the appointment of a receiver or trustee for any Borrower for the major part of its properties or any Borrower shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts as they mature or shall take any corporate action in contemplation or in furtherance of any of the aforesaid purposes;

(h)   Any Borrower shall, for any reason, fail to operate all or substantially all of its business and facilities for a period of greater than five consecutive business days;

(i)    The transfer of any interest in, the pledge of, or conveyance of the capital stock of Switchboard or Great Lakes other than a pledge in favor of Bank;

(j)    There is a material adverse change in the business, operations or financial condition of any Borrower, as determined by Bank in its reasonable discretion.

6.2           Remedies.

(a)   Upon the occurrence of any Event of Default described in Section 6.1 (other than Section 6.1(f) or (g)), then all outstanding principal and accrued and unpaid interest under the Notes and all fees, charges, costs and expenses payable hereunder and thereunder and under the other Loan Documents may, at the sole discretion of Bank, become due and payable without presentment, demand, protest or notice of any kind and the obligations of Bank to extend further credit pursuant to any of the terms hereof may, at the sole discretion of Bank, immediately terminate.

(b)   Upon the occurrence of any Event of Default described in Section 6.1(f) or (g), then all outstanding principal and accrued and unpaid interest under the Notes and all fees, charges, costs and expenses payable hereunder and thereunder and under the other Loan Documents shall immediately become due and payable without presentment, demand, protest or notice of any kind and the obligation of Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate.

7.             MISCELLANEOUS

7.1           Changes in Prime Rate.  Any change in the interest rate on advances under any of the Loans resulting from a change in the Prime Rate shall be and become effective as of and on the date of the relevant change in the Prime Rate.

7.2           Cross-Default; Cross-Collateralization.  Each Borrower hereby expressly agrees and acknowledges that: (i) the Liabilities include liabilities and obligations of each Borrower to Bank, whether or not related to the liabilities and obligations evidenced by this Agreement, and whether or not now existing or contemplated, including liabilities and obligations hereafter arising and accruing, (ii) all of the Liabilities are secured by the security interest granted by each Borrower to Bank pursuant to the terms hereof and pursuant to the other Loan Documents and (iii) any Event of Default under the terms of any agreement evidencing or securing any Liabilities, whether now existing or hereafter arising shall constitute an Event of Default hereunder.

7.3           Record Keeping.  The amount and date of each advance made under the Loans and the amount and date of each payment of principal and interest thereon shall be recorded by Bank on its books and records and the amount of principal and interest shown on the Bank’s books and records as owing on the Loans from time to time shall be prima facie evidence of the amount so owing.  The failure to so record any amount or any error in so recording any such amount, however, shall not limit or otherwise affect Borrowers’ obligations hereunder or under the Notes to repay the principal amount of the Loans together with all accrued interest thereon.  Bank agrees that it will not negotiate or otherwise transfer the Notes without first endorsing thereon a reference to the actual unpaid principal balance of the advances evidenced thereby.

7.4           Application of Payment.  All payments on the Loans shall be applied first to accrued and unpaid interest under the respective Loan with the remainder, if any, to be applied to the payment of the outstanding principal balance of the respective Loan.

7.5           Holidays.  If any principal of or interest on the Notes shall fall due on a Saturday, Sunday or another day which is a legal holiday for banks in the State of Illinois, such principal or interest shall be due on the next succeeding business day, and interest at the rate the respective Note bears for the period prior to maturity shall continue to accrue from the stated due date thereof to and including the next succeeding bank business day on which the same shall become payable.

7.6           No Waiver, Cumulative Remedies.  No delay or failure on the part of Bank or on the part of the holder or holders of the Notes to exercise any power or right shall preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies hereunder of Bank and of the holder or holders of the Notes are cumulative and not exclusive of any rights or remedies of which any of them would otherwise be entitled.

7.7           Amendments, etc.  No amendment, modification, termination or waiver of any provision of this Agreement, the Notes or the other Loan Documents shall be effective unless the same shall be in writing and signed by Bank and Borrowers.  No notice to or demand on Borrowers in any case shall entitle Borrowers to any other or further notice or demand in any similar or other circumstances.

7.8           Survival of Representations and Warranties.  Until all principal, interest, fees and other amounts due to Bank under the Loan Documents have been paid in full and the credit facilities hereunder are no longer available to Borrowers, the representations, warranties and covenants set forth herein shall remain in full force and effect.

7.9           Costs and Expenses.  Borrowers jointly and severally agree to pay, within 10 days following the execution and delivery by Borrowers of this Loan Agreement, all out of pocket costs and expenses of Bank not paid at closing, including, without limitation, the reasonable attorneys’ fees and costs not paid at closing incurred in connection with the making of the Loans and the negotiation, preparation, execution and delivery of the Loan Documents, appraisal fees, environmental exam fees, title company charges, lien searches and recording fees.  Borrowers further agree to pay, on demand, all costs and expenses (including attorneys’ and paralegals’ fees, as well as costs and expenses incurred pursuant to Section 6.2), if any, incurred by Bank or any holder of the Notes in connection with the enforcement of this Agreement, the Notes, the Mortgage, the Security Agreement or the other Loan Documents.

7.10         Notices.  All communications provided for herein shall be in writing and shall be deemed to have been given or made when delivered personally, three days after deposited in the United States mail (certified mail, postage prepaid) or one day after deposited with a nationally recognized overnight courier (delivery prepaid), or upon receipt of a confirmation of a facsimile transmission, addressed as follows: (a) if to Borrowers, to Electric City Corp., 1280 Landmeier Road, Elk Grove Village, Illinois 60007, telecopy no. (847) 437-4969, Attn: Jeffrey R. Mistarz, with a copy to Schwartz Cooper Greenberger & Krauss Chartered, 180 North LaSalle Street, Suite 2700, Chicago, Illinois 60601, telecopy no. (312) 782-8416, Attn: Andrew H. Connor, and (b) if to Bank, to American Chartered Bank, 1199 East Higgins Road, Schaumburg, Illinois 60173, telecopy no. (847) 517-2848, Attn: William D. Provan, with a copy to Horwood Marcus & Berk Chartered, 180 North LaSalle Street, Suite 3700, Chicago, Illinois 60601, telecopy no. (312) 606-3232, Attn:  Jeffrey A. Hechtman, Esq.

7.11         Binding Nature, Governing Law, Etc.  This Agreement, the Notes and the other Loan Documents shall be binding upon Borrowers and their successors and assigns and shall inure to the benefit of Bank and its successors and assigns, including any subsequent holder of the Notes. This Agreement, the Notes and the other Loan Documents and the rights and duties of the parties hereto and thereto shall be governed by and construed in accordance with the laws of the State of Illinois.  This Agreement, the Notes and the other Loan Documents constitute the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.  Borrowers may not assign its rights hereunder or thereunder without the prior written consent of Bank.

7.12         General.  Article and paragraph headings used in this Agreement are for convenience of reference only and are not to be part of this Agreement for any other purpose.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, and all such counterparts taken together shall be deemed to constitute one instrument.

7.13         Field Audits and Financial Examinations.  Bank shall have the right, at Borrowers’ sole cost and expense, to conduct field audits and financial examinations of each Borrower from time to time; provided, however, that as long as no Event of Default has occurred or is continuing and no event has occurred that with notice or the passage of time or both would constitute an Event of Default, Bank shall not perform more than one field audit or financial examination of each Borrower during any calendar year.

7.14         Loan Documents.  All documents required pursuant to the credit facilities to be extended by Bank to Borrowers hereunder including, without limitation, the Notes and the other Loan Documents, shall be acceptable to Bank and its counsel in both form and substance and unless otherwise agreed to by Bank shall be prepared by counsel for Bank.

7.15         Jury Trial, Venue, Jurisdiction.  EACH BORROWER WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (I) UNDER THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT WHICH MAY BE DELIVERED IN THE FUTURE IN CONNECTION WITH THE LOANS OR (II) ARISING FROM THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE NOTES, THE OTHER LOAN DOCUMENTS OR ANY BANKING RELATIONSHIP BETWEEN ANY BORROWER AND BANK IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT

BEFORE A JURY.  EACH BORROWER IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED ONLY IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS.  EACH BORROWER HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY AND STATE.  EACH BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE VENUE OF ANY SUCH ACTION OR PROCEEDING.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year specified at the beginning hereof.

BORROWERS:

ELECTRIC CITY CORP.,
a Delaware corporation

By:	/s/ Jeffrey Mistarz

Its:	Chief Financial Officer & Treasurer

SWITCHBOARD APPARATUS, INC.,
a Delaware corporation

By:	/s/ Jeffrey Mistarz

Its:	Vice President

GREAT LAKES CONTROLLED ENERGY CORPORATION, a Delaware corporation

By:	/s/ Jeffrey Mistarz

Its:	Vice President

Accepted and agreed to at Chicago, Illinois as of the day and year first above written.

BANK:

AMERICAN CHARTERED BANK

By:	/s/ William Provan

Its:	Senior Vice President

Schedule 4.1

Legal and Beneficial Owners of Issued and Outstanding Capital Stock of Switchboard and Great Lakes

Organizational Identification Number

Names or Trade Names Used During Five Previous Years

Schedule 4.1(A)

SEC Disclosure

Schedule 4.2

Duties and Nature of Obligations

Schedule 4.3

Liens and Encumbrances

Schedule 4.6

Litigation

Schedule 4.8

Collateral/Locations

Schedule 4.10

Burdensome Contracts with Affiliates

Schedule 5.8

Leases of Real Property by Borrower and Warehouse Where Goods of Borrower are Stored